Exhibit 10.1
Kaiser Aluminum
2011 Short-Term Incentive Plan for Key Managers
This is a summary of the Kaiser Aluminum short-term incentive program (STIP) effective January 1, 2011. The STIP performance period is annual. The 2011 program rewards participants for economic value added (“EVA”) versus our cost of capital with modifiers for safety.
Purpose of the 2011 Kaiser Aluminum STIP
1.	Focus attention on value creation within Fabricated Products, our core business segment, and Corporate.

2.	Reward the achievement of aggressive performance goals.

3.	Provide incentive opportunities that are consistent with competitive market.

4.	Link incentive pay to performance as well as our success and ability to pay.
STIP Philosophy
Compensation should (i) reward management for value creation and the safe operation of our business, (ii) stand the test of time to provide continuity in compensation philosophy, (iii) recognize the cyclical nature of our business, and (iv) provide a retention incentive. In order to achieve success, participants must continue to seek out and find ways to create value and operate safely.
Primary Performance Measures
•	EVA will equal our pre-tax operating income of our core Fabricated Products business, including corporate expenses (“PTOI”) less a capital charge calculated as a percentage of our net assets (“Net Assets”). Both PTOI and Net Assets will be based on our financial statements and certain adjustments described in more detail below.
o	Net Assets will equal our Total Assets less Total Liabilities reflected in the consolidated financial statements for our prior fiscal year subject to adjustments to:
▪	Remove the secondary aluminum and hedging business units (formerly Primary Products)

▪	Remove discontinued operations and legacy environmental accruals

▪	Eliminate fresh start adjustments for PP&E value and intangible assets, including the write-up of pre-emergence goodwill

▪	Eliminate VEBA related assets and liabilities

▪	Exclude financing items

▪	Exclude capex in progress

▪	Add prorated value of capital projects and acquisitions larger than 1% of prior year Net Assets except to the extent necessary to avoid over-stating Net Assets

▪	Exclude income tax assets and liabilities

▪	Exclude derivative related assets or liabilities associated with Fabricated Products

▪	Others as recommended by the CEO and approved by our Compensation Committee of the Board of Directors (the “Compensation Committee”)
o	PTOI will be adjusted to:
▪	Exclude non-cash LIFO inventory charges (benefits) and respective non-cash metal gains (losses)

▪	Exclude non-cash mark-to-market and lower of cost or market adjustments

▪	Add back depreciation associated with step-down in property, plant and equipment resulting from the implementation of fresh start accounting

▪	Amortize the following non-recurring activities over three calendar years with the first year being the year of the initial charge if the value exceeds one percent of Net Assets:
•	Restructuring charges

•	Gains or losses resulting from asset dispositions

•	Labor stoppage costs

•	Asset impairment charges
•	Exclude discontinued operations and legacy environmental income and expenses

•	Exclude VEBA income and expense

•	Others as recommended by the CEO and approved by our Compensation Committee
•	Safety performance will be measured by Total Case Incident Rate (TCIR).
Target Incentive
•	A monetary target incentive amount for each participant is established for the STIP based on competitive market, internal compensation balance and position responsibilities.

•	Participants’ monetary incentive targets are set at the beginning of each annual STIP performance period.

•	The participant’s monetary incentive target amount represents the incentive opportunity when certain financial and safety performance goals are met.
How Incentive Awards Are Determined
•	At the end of the year EVA will be determined and used to calculate the Award Multiple.

•	Award Multiples calculations are audited by an auditor determined by the Compensation Committee.

•	The Award Multiple is adjusted within a range of plus or minus 10% based upon TCIR.

•	The maximum Award Multiple is 3.0 times target.

•	A pool is established based upon the Award Multiple multiplied by the sum of individual monetary incentive targets for the STIP participants.

•	The entire pool is paid to participants.

STIP Award
•	Each participant’s base award is determined as the vested monetary incentive target times Award Multiple.

•	Based on EVA and TCIR performance.
o	If the award multiple is 1.0 or greater, then the earnings and individual / safety performance modifier will be a percentage of the calculated award.

o	If the award multiple is less than 1.0, then the earnings and individual / safety performance modifier will be a percentage of incentive target.
Form and Timing of Payment
•	STIP awards are paid, at the Company’s election, in cash, non-restricted shares of the Company’s common stock or a combination of cash and non-restricted shares no later than March 15 following the end of the year.

•	Award is conditioned on employment on date of payment unless employment is terminated:
o	As a result of death, disability, normal retirement or full early retirement (position elimination);

o	Involuntarily by the company without cause; or

o	Voluntarily by the employee with good reason
Other Administrative Provisions
•	The STIP will be reviewed annually.

•	Annual incentive awards paid from the STIP count as additional compensation for purposes of the Company’s Defined Contribution and Restoration Plans but not for other Company benefits.

•	All applicable federal, state, local and FICA taxes will be withheld from all incentive award payments.

•	Retirement or termination: If participant dies or retires under normal retirement at or after age 65, full early retirement (position elimination), or is involuntarily terminated due to position elimination, or becomes disabled, on a date other than December 31 of any year, a pro-rata incentive award is earned based on actual eligibility during the performance period.

•	Leave of absence participants earn a prorated award based on the number of months of active employment.

•	Beneficiary designation: In the event of death the deceased participant’s designated beneficiary will receive any payments due under the STIP. If there is no designated beneficiary on file with Human Resources, any amounts due will be paid to the surviving spouse or, if no surviving spouse, to the participant’s estate.

•	Non transferability: No amounts earned under the STIP may be sold, transferred, pledged or assigned, other than by will or the laws of descent and distribution until the termination of the applicable performance period. All rights to benefits under the STIP are exercisable only by the participant or, in the case of death, by the participant’s beneficiary.

•	The STIP may be modified, amended or terminated by the Compensation Committee at any time. If the plan is terminated, modified or amended, then future payments from the STIP are governed by such modifications or amendments. If terminated, then a prorated award will be determined based on number of months up to termination, and paid before March 15 following the end of the year.

•	The STIP constitutes no right to continued employment.

•	The Chairman and CEO, with oversight from the Compensation Committee, has the discretionary authority to interpret the terms of the plan and his decisions shall be final, binding and conclusive on all persons affected.